Exhibit 10.1

THOMAS & BETTS CORPORATION
2008 STOCK INCENTIVE PLAN
PERFORMANCE STOCK UNIT AGREEMENT

     This Performance Stock Unit Agreement (the “Agreement”) is dated as of __________________ ___, 201__ (the “Grant Date”) between Thomas & Betts Corporation, a Tennessee corporation (the “Company”), and ________________________ (the “Grantee”).  Capitalized terms not defined herein shall have the meaning given such terms in the Thomas & Betts Corporation 2008 Stock Incentive Plan, as amended from time to time (the “Plan”), a copy of which has been provided to the Grantee.

WITNESSETH

     WHEREAS, the Company wishes to award to the Grantee performance-based restricted stock units (“PSUs”);

     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereunder, agree as follows:

1.                 Grant.  The Company hereby grants to the Grantee a target award of _______________ PSUs (the “Target PSUs”), with the number of PSUs earned to be based on performance (as provided in Paragraph 2 or 4, as applicable), subject to increase for dividend equivalent rights (as provided in Paragraph 5), and adjustment as provided in Sections 13 and 15 of the Plan.  Each PSU covered by this Agreement represents the right to receive one share of Common Stock on the Registration Date (as defined in Paragraph 9), subject to the vesting requirements set forth in Paragraphs 2 and 4.  The Grantee agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan (which are incorporated herein by reference) and this Agreement.  To the extent any conflict may exist between any term or provision of this Agreement and any term or provision of the Plan, the term or provision of the Plan shall control.

2.                 Vesting Prior to Change of Control.  The performance period applicable to this grant of PSUs shall begin on January 1, 201__ and end on December 31, 201__ (the “Performance Period”).   This Paragraph 2 shall apply if a Change of Control does not occur prior to the earlier of the Grantee’s Termination of Service or the latest date stated in the preceding sentence.  Subject to the employment requirements and adjustments stated in Paragraph 3, the number of PSUs becoming vested pursuant to this Paragraph 2 shall be equal to the Target PSUs (adjusted as provided in Sections 13 and 15 of the Plan) multiplied by the Payout Percentage.  The following schedule shall be used to determine the Payout Percentage:

Thomas & Betts Corporation Total Shareholder Return (“TSR”) Ranking	Payout Percentage
80th Percentile or higher	200%
50th Percentile	100%
35th Percentile	50%
Below 35th Percentile	0%

For purposes of this schedule:

(a)	For results between performance levels, the Payout Percentage shall increase 3.33 percentage points (interpolated on a straight line basis) for each increase in Percentile (e.g., 37.5th Percentile = 58.33% Payout Percentage);

(b)	The Percentile of the Thomas & Betts Corporation TSR (defined as share price appreciation plus dividends reinvested) shall be the Company’s TSR for the Performance Period, as compared to the TSR for the companies, without replacement, which are in Standard & Poor’s Midcap 400 Composite Index (“Midcap 400”); and

(c)	The Company’s TSR shall be the Company’s TSR for the Performance Period calculated with dividends reinvested, for the Company’s common stock (“Company Stock”) as reported on the New York Stock Exchange ending on the last day of the Performance Period (or, if Company Stock is not traded on that date, on the next preceding trading date on which Company Stock is traded). For purposes of calculating TSR:
(i)	The starting price for the Company Stock and the stock of each company in the Midcap 400 shall be the average of the closing price for each trading day within the 20 trading days ending on the day before the first day of the Performance Period; and

(ii)	The ending stock price for the Company Stock and the stock of each company in the Midcap 400 shall be the average of the closing prices for each trading day within the 20 trading days ending on the last day of the Performance Period.

3.                 Employment Requirements and Adjustments.  Vesting pursuant to Paragraph 2 shall be subject to the following employment requirements and adjustments:

(a)	If the Grantee has not incurred a Termination of Service during the Performance Period, the Grantee shall be vested as of the last day of the Performance Period in the number of PSUs determined pursuant to Paragraph 2, and no additional PSUs subject to this Agreement shall become vested thereafter;

(b)	If the Grantee’s Termination of Service occurs during the Performance Period for any reason other than death or Disability (as defined below), and Paragraph 3(d) does not apply to the Grantee, the Grantee shall not become vested in any PSUs pursuant to Paragraph 2;

(c)	If the Grantee’s Termination of Service occurs during the Performance Period as a result of death or Disability, the Grantee shall be vested as of the last day of the Performance Period in the number of PSUs determined pursuant to Paragraph 2 multiplied by the Fraction (as defined below), and no additional PSUs subject to this Agreement shall become vested thereafter; and

(d)	If (I) the Grantee has a Termination Protection Agreement in effect with the Company on the date of the Grantee’s Termination of Service, (II) the Grantee was an elected officer of the Company on the date such Termination Protection Agreement was entered into, and (III) the Grantee’s Termination of Service occurs during the Performance Period as a result of an Anticipatory Termination Triggering Event (as defined in such Termination Protection Agreement), then (A) the last day of the Performance Period shall be deemed to be the date of such Termination of Service for all purposes under this Agreement other than for purposes of determining the Fraction, (B) the Grantee shall be vested as of the last day of such Performance Period in the number of PSUs determined pursuant to Paragraph 2 multiplied by the Fraction, and (C) no additional PSUs subject to this Agreement shall become vested thereafter.

For purposes of this Agreement:

(i)	“Disability” shall mean total disability or permanent disability as determined under the Company’s long-term disability plan in which the Grantee participates, as it exists from time to time; provided, however, if the Grantee does not participate in the Company’s long-term disability plan, then “Disability” means an illness or injury which prevents the Grantee from performing the Grantee’s duties, as they existed immediately prior to the illness or injury, on a full time basis for 180 consecutive business days, and is determined to be total and permanent disability by a physician selected by the Company; and

(ii)	“Fraction” shall mean a fraction where the numerator shall be the number of days that have elapsed in the Performance Period through the date of the Grantee’s Termination of Service, and the denominator shall be the number of days in the Performance Period.

4.                 Vesting on Change of Control.  If a Change of Control occurs during the Performance Period and the Grantee’s Termination of Service has not occurred prior to such Change of Control, then:

(a)	The last day of the Performance Period shall be deemed to be the date of the Change of Control for all purposes under this Agreement;

(b)	The number of PSUs becoming vested pursuant to this Paragraph 4 on the date of such Change of Control shall be equal to the Target PSUs (adjusted as provided in Sections 13 and 15 of the Plan) multiplied by the Payout Percentage determined under Paragraph 2 (without proration); and

(c)	No additional PSUs subject to this Agreement shall become vested thereafter.

5.                 Dividend Equivalent Rights.  The number of PSUs attributable to dividend equivalent rights shall be determined after the Grantee’s Payout Percentage has been determined and shall be equal to the sum of the product of the following determined as of each dividend payment date during the Performance Period: (i) the number of PSUs becoming vested pursuant to Paragraph 2 or Paragraph 4 (as applicable) plus any PSUs attributable to dividend equivalent rights with respect to prior dividend payment dates within the Performance Period, multiplied by (ii) the dollar amount of the per share cash dividend, and divided by (iii) the Fair Market Value of a share of Common Stock on the dividend payment date.

6.                 Restrictions.  The Grantee may not sell, assign, transfer, pledge or otherwise encumber or dispose of the PSUs covered by this Agreement, and any attempt to do so shall be void.

7.                 Rights as Shareholder.  The Grantee shall have no rights as a shareholder with respect to PSUs covered by this Agreement unless and until shares of Common Stock are registered pursuant to Paragraph 9.

8.                 Withholding of Taxes.  The obligation to register shares of Common Stock on the Registration Date shall be subject to the Grantee satisfying applicable federal, state and local tax withholding requirements.  The Grantee may satisfy the federal, state and/or local withholding tax by electing to have the Company withhold shares of Common Stock that would otherwise be delivered on the Registration Date; provided, however, that the Company may limit the number of shares withheld to satisfy the tax withholding requirements to the extent necessary to avoid adverse accounting consequences.  Such election shall be made no later than the first anniversary of the Grant Date in accordance with procedures prescribed by the Committee; provided, however, that in the event vesting occurs before the first anniversary of the Grant Date under Paragraph 4 or under Paragraph 2 on account of an Anticipatory Termination Triggering Event, such election shall be made no later than the date of such Change of Control or ten days after such Anticipatory Termination Triggering Event, as applicable.

9.                 Registration of Shares.  One share of Common Stock shall be registered in the Grantee’s name on the Registration Date for each PSU that becomes vested under Paragraph 2 or under Paragraph 4, and for each PSU attributable to dividend equivalent rights under Paragraph 5.   The “Registration Date” shall be (a) in the event PSUs become vested under Paragraph 2, and Paragraph 3(a) or 3(c) applies to the PSUs, within the Short-Term Deferral Period, (b) in the event PSUs become vested under Paragraph 2, and Paragraph 3(d) (regarding Anticipatory Termination) applies to the PSUs, on the 30th day following such Termination of Service, and (c) in the event PSUs become vested under Paragraph 4, no later than five days after the date of the Change of Control.  Any fractional PSU shall be payable in cash on the Registration Date.

10.                Employment of Grantee.  Nothing in this Agreement shall be construed as constituting an agreement or understanding of any kind or nature that the Company or a Related Corporation shall continue to employ the Grantee, nor shall this Agreement affect in any way the right of the Company or a Related Corporation to terminate the employment of the Grantee at any time.

11.                No Section 83(b) Election.  The Grantee may not make an election under section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to PSUs.

12.                Governing Law.  This Agreement shall be governed by the laws of the State of Tennessee (without reference to principles of conflicts of laws), to the extent not governed by Federal law.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by a duly authorized officer, and the Grantee has hereunto set his hand.

GRANTEE		THOMAS & BETTS CORPORATION

By:
Grantee’s Signature

Date		Date